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                                                                   EXHIBIT 10.47








                              AGREEMENT OF MERGER

                                     AMONG


                             ARDENT SOFTWARE, INC.,

                           DOVETAIL ACQUISITION CORP.

                                      AND

                               INTEGRASOFT, INC.


                               DATED JUNE 4, 1998

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                              AGREEMENT OF MERGER

       Agreement entered into on June 4, 1998, by and among Ardent Software, Inc., a Delaware corporation ("ARDENT"), Dovetail Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of ARDENT (the "Acquisition Sub"), and IntegraSoft, Inc., a Delaware corporation ("INTEGRA"). ARDENT, the Acquisition Sub and INTEGRA are referred to collectively herein as the "Parties."

       This Agreement contemplates a transaction in which ARDENT will acquire all of the outstanding capital stock of INTEGRA through a reverse triangular merger of the Acquisition Sub into INTEGRA. The stockholders of INTEGRA immediately prior to the consummation of such merger (the "Stockholders") will receive certain payments of cash in exchange for their capital stock of INTEGRA.

       Now, therefore, in consideration of the premises and the mutual representations, warranties and covenants herein contained, the Parties agree as follows.

       1. DEFINITIONS. Certain capitalized terms are used in this Agreement as specifically defined in Appendix 1 hereto.

       2.     BASIC TRANSACTION.

       (a) THE MERGER. On and subject to the terms and conditions of this Agreement, the Acquisition Sub will merge into INTEGRA (the "Merger") at the Effective Time in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"). INTEGRA will be the corporation surviving the Merger (the "Surviving Corporation").

              (b) ACTIONS AT THE CLOSING. At the closing of the transactions contemplated by this Agreement (the "Closing") on the date hereof (the "Closing Date"), (i) INTEGRA will deliver to ARDENT the documents referred to in sec. 5(a) below, (ii) ARDENT will deliver to INTEGRA the document and make the payment referred to in sec. 5(b) below and (iii) INTEGRA and the Acquisition
Sub will file with the Secretary of State of Delaware a Certificate of Merger in the form attached hereto as Exhibit 2(b) (the "Certificate of Merger").

              (c)    EFFECT OF MERGER.

                     (i) GENERAL. The Merger shall become effective at the time (the "Effective Time") INTEGRA and the Acquisition Sub file the Certificate of Merger with the Secretary of State of Delaware. The Merger shall have the effect set forth in the DGCL. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either INTEGRA or the Acquisition Sub in order to carry out and effectuate the transactions contemplated by this Agreement.


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                     (ii)   CERTIFICATE OF INCORPORATION. The certificate of
              incorporation of INTEGRA immediately prior to the Effective Time, as amended by the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation.

                     (iii) BYLAWS. The Bylaws of Acquisition Sub immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

                     (iv) DIRECTORS AND OFFICERS. The directors and officers of the Acquisition Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

                     (v) CONVERSION OF INTEGRA SHARES. At and as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of INTEGRA, each INTEGRA Share outstanding at the Effective Time shall be converted into the right to receive and become exchangeable for a pro rata share of the Merger Consideration, which shall consist of the Dovetail Consideration plus the Additional Consideration in accordance with the provisions of sec. 2(d) and (e) below.

                     (vi) CONVERSION OF ACQUISITION SUB SHARES. At and as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Acquisition Sub, each share of Common Stock of the Acquisition Sub outstanding at the Effective Time shall be converted into one share of Common Stock of the Surviving Corporation.

              (d)    DOVETAIL CONSIDERATION.

                     (i) AGGREGATE AMOUNT. The aggregate Dovetail Consideration shall be an amount equal to the larger of (A) $750,000 or (B) 3% of Product Revenues, as defined in (ii) below, but not more than $10,000,000.

                     (ii) PRODUCT REVENUES. Product Revenues shall mean the aggregate consolidated revenues of ARDENT and its Affiliates, during the period from the Closing Date through December 31, 2003 (the "Revenue Period"), from the licensing, sale or other use or disposition of the Dovetail Technology or software (but not hardware or service) products which incorporate such technology, as described in and determined in accordance with Exhibit 2(d)(ii).

                     (iii) PAYMENT. The Dovetail Consideration shall be paid by ARDENT, to the Stockholders in the respective proportions (subject to the provisions of (D) below) set forth in Exhibit 2(d)(iii), as follows:


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                     (A)    $250,000 shall be paid at the Closing, which shall
              be an advance in the order of maturity of payments of Dovetail Consideration subsequently due hereunder.

                     (B) Within 45 days following the end of each fiscal quarter during the Revenue Period, there shall be paid an amount equal to the cumulative Dovetail Consideration accrued through the end of such quarter less any payments of Dovetail Consideration, including the advance payment, previously paid.

                     (C) Notwithstanding the foregoing, there shall be paid at a minimum, within 45 days following the end of each fiscal quarter during the first three years of the Revenue Period, sufficient amounts so that the aggregate cumulative amount of Dovetail Consideration paid in respect of such quarter and each previous such quarter, including the advance payment, shall be at a rate not less than $62,500 per quarter.

                     (D) $20,000 of the Dovetail Consideration payable at the Closing pursuant to (A) above and $1,250 of each payment of Dovetail Consideration to be made pursuant to (B) or (C) above (or, if any such payment is less than $1,250, all of such payment) shall be paid to a bank account (the "Stockholders' Fund") designated by the Representatives. Such amounts shall reduce pro rata the amounts otherwise payable to the Stockholders and, for tax reporting purposes, be deemed to have been paid pro rata to the Stockholders.

                     (E) In the event ARDENT, prior to the end of the Revenue Period, ceases active efforts to develop or market the Dovetail Technology or products which incorporate such technology, there shall forthwith be paid such amount, if any, necessary to increase cumulative Dovetail Consideration paid to $750,000.

       (e) ADDITIONAL CONSIDERATION. In addition to the payment of the Dovetail Consideration, ARDENT shall pay to the Stockholders in the respective proportions set forth in Exhibit 2(d)(iii) an amount equal to 20% of the aggregate consolidated revenues of ARDENT and its Affiliates during the Revenue Period in respect of the software described in Exhibit 2(e) (the "Additional Consideration"). Within 45 days following the end of each fiscal quarter during the Revenue Period there shall be paid all Additional Consideration accrued during such quarter, as determined in accordance with Exhibit 2(e).

       (f) EXAMINATION, AUDIT. The Representatives may examine, at ARDENT'S principal address at times which are reasonably convenient to ARDENT, such records and other information and materials including, if appropriate, source code, which are relevant to the determination of revenues in connection with the Merger Consideration, provided that the Representatives may be required in connection therewith to execute and deliver to ARDENT such


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agreements regarding confidentiality as ARDENT may reasonably request. In addition, the representatives may, not more frequently than once in any calendar year, engage an accounting firm reasonably satisfactory to ARDENT to audit the records and calculations upon which the determination of revenues in connection with the Merger Consideration is based. The cost of any such audit shall be borne by ARDENT unless such audit results in an increase in such revenues during the period audited over the amount calculated by ARDENT of less than $5,000 (which result is either agreed to by the Representatives or determined in arbitration hereunder to be correct), in which event the Representatives shall bear the cost of such audit.

       3. REPRESENTATIONS AND WARRANTIES OF INTEGRA. INTEGRA represents and warrants to ARDENT that the statements contained in this sec. 3 are correct and complete in all material respects on the date hereof, except as set forth in
Exhibit 3 (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the exception is identified with reasonable particularity and the relevant facts are described in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this sec. 3. Matters disclosed with respect to one paragraph shall be deemed to have been disclosed with respect to another if the particularity and detail make it reasonably apparent that the disclosure also relates to the other paragraph.

       (a) ORGANIZATION; QUALIFICATION; CORPORATE POWER; AUTHORIZATION OF TRANSACTION. INTEGRA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct business in and in good standing under the laws of each jurisdiction where such qualification is required except where the failure to so qualify would not have a material adverse effect on the business or financial condition of INTEGRA. INTEGRA has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the business in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. sec. 3(a) of the Disclosure Schedule lists the directors and officers of INTEGRA. INTEGRA has delivered to ARDENT correct and complete copies of its certificate of incorporation and bylaws, as amended to date. The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors) and the stock record books of INTEGRA are correct and complete. INTEGRA is not in default under or in violation of any provision of its certificate of incorporation or bylaws. INTEGRA has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of INTEGRA, enforceable in accordance with its terms and conditions. INTEGRA need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any private third party or any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except where


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the failure to give notice, make any filing or obtain any authorization, consent or approval of any private third party or government or governmental agency would not have a material adverse effect on the ability of the Parties to consummate or on the ability of INTEGRA to carry out its business following the consummation of the transactions contemplated by this Agreement.

       (b) CAPITALIZATION. The entire authorized capital stock of INTEGRA consists of 5,000,000 INTEGRA Shares, of which 2,246,752 INTEGRA Shares are outstanding and 2,748 INTEGRA Shares are held in its treasury. All of the outstanding INTEGRA Shares have been duly authorized, are validly issued, fully paid, and nonassessable and are held of record by the respective Stockholders as set forth in sec. 3(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require INTEGRA to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to INTEGRA. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of INTEGRA.

       (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which INTEGRA is subject or any provision of the certificate of incorporation or bylaws of INTEGRA or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which INTEGRA is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where such violation, conflict, breach, default, resultant acceleration, creation of the right to accelerate, terminate, modify, or cancel, or requirement of any notice would not have a material adverse effect on the ability of the Parties to consummate or on the ability of INTEGRA to carry out its business following the consummation of the transactions contemplated by this Agreement.

       (d) BROKERS' FEES. INTEGRA does not have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

       (e) TITLE TO ASSETS. INTEGRA has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.


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       (f)    SUBSIDIARIES. INTEGRA has no Subsidiaries and does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust or other business.

       (g) FINANCIAL STATEMENTS. INTEGRA has delivered to ARDENT the following financial statements (collectively the "Financial Statements"): (i) a balance sheet and statement of income, changes in stockholders' equity and cash flow as of and for the fiscal year ended December 31, 1997 (the "Most Recent Fiscal Year End") for INTEGRA; and (ii) a balance sheet and statement of income, changes in stockholders' equity and cash flow (the "Most Recent Financial Statement") as of and for the four months ended April 30, 1998 (the "Most Recent Fiscal Month End") for INTEGRA. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of INTEGRA as of such dates and the results of operations of INTEGRA for such periods, are correct and complete and are consistent with the books and records of INTEGRA (which books and records are correct and complete), provided however, that the Most Recent Financial Statement is subject to normal year-end adjustments and lack footnotes and other presentation items .

       (h) EVENTS SUBSEQUENT TO MOST RECENT FISCAL MONTH END. Since the Most Recent Fiscal Month End, there has not been any material adverse change in the business, financial condition, operations, results of operations or future prospects of INTEGRA. Without limiting the generality of the foregoing, since that date:

              (i) INTEGRA has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

              (ii) INTEGRA has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) either involving more than $20,000 or outside the Ordinary Course of Business;

              (iii) no party (including INTEGRA) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) involving more than $20,000 to which INTEGRA is a party or by which any of them is bound;

              (iv) INTEGRA has not imposed any Security Interest upon any of its assets, tangible or intangible;

              (v) INTEGRA has not made any capital expenditure (or series of related capital expenditures) either involving more than $20,000 or outside the Ordinary Course of Business;


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              (vi)   INTEGRA has not made any capital investment in, any loan
       to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $20,000 or outside the Ordinary Course of Business;

              (vii) INTEGRA has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $20,000 in the aggregate;

              (viii) INTEGRA has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

              (ix) INTEGRA has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $20,000 or outside the Ordinary Course of Business;

              (x) INTEGRA has not granted any license or sublicense of any rights under or with respect to any Intellectual Property except for standard licenses of its software that are commercially available to the public in the Ordinary Course of Business;

              (xi) there has been no change made or authorized in the certificate of incorporation or bylaws of INTEGRA;

              (xii) INTEGRA has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

              (xiii) INTEGRA has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

              (xiv) INTEGRA has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property;

              (xv) INTEGRA has not made any loan to, or entered into any other transaction with, any of its directors, officers and employees outside the Ordinary Course of Business;

              (xvi) INTEGRA has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;


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              (xvii)  INTEGRA has not granted any increase in the base
       compensation of any of its directors, officers and employees outside the Ordinary Course of Business;

              (xviii) INTEGRA has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Employee Benefit Plan);

              (xix) INTEGRA has not made any other change in employment terms for any of its directors, officers and employees outside the Ordinary Course of Business;

              (xx) INTEGRA has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business; and

              (xxi)   INTEGRA has not committed to any of the foregoing.

       (i) UNDISCLOSED LIABILITIES. INTEGRA does not have any Liability except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet and (ii) Liabilities not in excess of $20,000 in the aggregate which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

       (j) LEGAL COMPLIANCE. INTEGRA has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) except where the failure to comply would not have a material adverse effect upon the financial condition of INTEGRA or the ability of INTEGRA to carry out its business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure so to comply.

       (k)    TAX MATTERS.

       (i) INTEGRA has filed all Tax Returns which it has been required to file. All such Tax Returns are correct and complete in all respects. INTEGRA is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where INTEGRA does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of INTEGRA that arose in connection with any failure (or alleged failure) to pay any Tax.


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       (ii)   INTEGRA has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

       (iii) To the Knowledge of INTEGRA, there are no circumstances which would result in any authority assessing any additional Taxes for any period for which Tax Returns have been filed. sec. 3(k) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to INTEGRA for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. INTEGRA has delivered to ARDENT correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by INTEGRA since December 31, 1995.

       (iv) INTEGRA has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

       (v) INTEGRA has not filed a consent under Code sec. 341(f) concerning collapsible corporations. INTEGRA has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code sec. 280G or, if any such payments are made or obligated to be made, INTEGRA has complied with the shareholder approval requirements of Code sec. 280G(b)(5). INTEGRA has not been a United States real property holding corporation within the meaning of Code sec. 897(c)(2) during the applicable period specified in Code sec. 897(c)(1)(A)(ii). INTEGRA (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (B) does not have any Liability for the Taxes of any Person (other than INTEGRA) under Reg. sec. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

       (vi) The unpaid Taxes of INTEGRA (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of INTEGRA in filing its Tax Returns.


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(l)    REAL PROPERTY.

       (i)    INTEGRA owns no real property.

       (ii) sec. 3(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to INTEGRA. INTEGRA has delivered to ARDENT correct and complete copies of the leases and subleases listed in sec. 3(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in sec. 3(l)(ii) of the Disclosure Schedule:

              (A) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

              (B) the transactions contemplated hereby will not cause the lease or sublease to be illegal, invalid, non-binding, non-enforceable and to not be in full force and effect on identical terms immediately subsequent to the Effective Time of the Merger and consummation of such transactions contemplated hereby;

              (C) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

              (D) no party to the lease or sublease has repudiated any provision thereof;

              (E) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

              (F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

              (G) INTEGRA has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

              (H) to the Knowledge of INTEGRA, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations; and

              (I) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.


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(m)    INTELLECTUAL PROPERTY.

       (i) INTEGRA owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property reasonably necessary for the operation of the business of INTEGRA as currently conducted. Each item of Intellectual Property owned or used by INTEGRA immediately prior to the Closing hereunder is owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder. INTEGRA has taken all reasonable actions to maintain and protect each item of Intellectual Property that it owns or uses.

       (ii) To its Knowledge, INTEGRA has not interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties and none of the directors or officers of INTEGRA has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other violation (including any claim that INTEGRA must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of INTEGRA, no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of INTEGRA.

       (iii) sec. 3(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to INTEGRA with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which INTEGRA has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which INTEGRA has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). INTEGRA has delivered to ARDENT correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (as amended to date) and have made available to ARDENT correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. sec. 3(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark of INTEGRA used by it in connection with any of its business. With respect to each item of Intellectual Property required to be identified in sec. 3(m)(iii) of the Disclosure Schedule:

              (A) INTEGRA possesses all right, title and interest in and to the item, free and clear of any Security Interest, license or other restriction;

              (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;


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              (C)    no action, suit, proceeding, hearing, investigation,
       charge, complaint, claim, or demand is pending or, to the Knowledge of INTEGRA is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

              (D) INTEGRA has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

       (iv) sec. 3(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that INTEGRA makes material use of pursuant to license, sublicense, agreement, or permission other than commercially available software development, word processing and spreadsheet software and other similar office software products. INTEGRA has delivered to ARDENT correct and complete copies of all such licenses, sublicenses, agreements and permissions and any amendments thereto. With respect to each item of Intellectual Property required to be identified in sec. 3(m)(iv) of the Disclosure Schedule:

              (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

              (B) the transactions contemplated hereby will not cause the license, sublicense, agreement, or permission to be illegal, invalid, non-binding, non-enforceable and to not be in full force and effect on identical terms immediately subsequent to the Effective Time and consummation of the transactions contemplated hereby;

              (C) to the Knowledge of INTEGRA, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

              (D) no party to the license, sublicense, agreement, or permission has in writing received by INTEGRA or, to the Knowledge of INTEGRA, otherwise repudiated any provision thereof;

              (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

              (F) to the Knowledge of INTEGRA, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

              (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of INTEGRA, threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

              (H) INTEGRA has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

       (v) To its Knowledge, INTEGRA will not interfere with, infringe upon or misappropriate any Intellectual Property rights of third parties as a result of the continued operation of its business as currently conducted and proposed to be conducted.

       (vi) The Dovetail Technology performs in all material respects in accordance with the description in Process for Manufacturing MetaBrokers; Part No. US-E DMB-MPROC-A0011 dated 5/28/98 and the Dialogue MetaBroker Developer's Guide; Part No. US-E-DMB-DOC-B0011 dated 3/24/98, and such performance will not be materially affected by dates commencing with the year 2000.

       (n) TANGIBLE ASSETS. INTEGRA owns or leases all buildings, machinery, equipment other tangible assets necessary for the conduct of its business as currently conducted and proposed to be conducted. Each such tangible asset is free from defects (patent and latent) has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it currently is used and proposed to be used.

       (o) INVENTORY. The inventory of INTEGRA consists of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged or defective, subject only to any reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of INTEGRA.

       (p) CONTRACTS. sec. 3(p) of the Disclosure Schedule lists the following contracts and other agreements to which INTEGRA is a party:

              (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $20,000 per annum;

              (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to INTEGRA, or involve consideration in excess of $20,000 other than computer software and hardware support and maintenance agreements entered into in the Ordinary Course of Business;

              (iii)  any agreement concerning a partnership or joint venture;

              (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $20,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

              (v) any agreement concerning confidentiality (other than those entered into in the Ordinary Course of Business) or noncompetition;

              (vi) any agreement with any of the Stockholders or their Affiliates;

              (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers or employees;

              (viii) any collective bargaining agreement;

              (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $20,000 or providing severance benefits;

              (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers or employees outside the Ordinary Course of Business;

              (xi) any agreement or license relating in whole or in part to the Intellectual Property of INTEGRA (including, without limitation, any agreement or license under which INTEGRA has the right to use any Intellectual Property owned or held by a third party or by ARDENT) which is material to the business, financial condition or results of operations of INTEGRA (other than standard licenses for software that is commercially available to the public in the Ordinary Course of Business);

              (xii) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations or future prospects of INTEGRA;

              (xiii) any agreement pursuant to which material benefits accrue to the other party or parties to such contract as a result of the transactions contemplated by this Agreement, including, without limitation, rights of termination or modification of such agreements;

              (xiv) any agreement (or group of related agreements) the performance of which involves consideration in excess of $20,000; or

              (xv) any other material agreement not made in the Ordinary Course of Business.

       INTEGRA has delivered to ARDENT a correct and complete copy of each written agreement listed in sec. 3(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in sec. 3(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) the transactions contemplated hereby will not cause the agreement, to be illegal, invalid, non-binding, non-enforceable and to not be in full force and effect on identical terms immediately subsequent to the Effective Time and consummation of such transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

       (q) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of INTEGRA are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of INTEGRA.

       (r) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of INTEGRA.

       (s) INSURANCE. sec. 3(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which INTEGRA has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past twelve months:

              (i)    the name, address and telephone number of the agent;

              (ii) the name of the insurer, the name of the policyholder and the name of each covered insured;

              (iii)  the policy number and the period of coverage;

              (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

              (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

       With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable and in full force and effect; (B)the transactions contemplated hereby will not cause the policy to be illegal, invalid, non-binding, non-enforceable and to not be in full force and effect on identical terms immediately subsequent to the Effective Time of the Merger and consummation of such transactions contemplated hereby; (C) neither INTEGRA nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. To its Knowledge, INTEGRA has been covered during the past 2 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period. sec. 3(s) of the Disclosure Schedule describes any self-insurance arrangements affecting INTEGRA.

       (t) LITIGATION. sec. 3(t) of the Disclosure Schedule sets forth each instance in which INTEGRA (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party or, to its Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.

       (u) PRODUCT WARRANTY. Each product manufactured, sold, leased, or delivered by INTEGRA has been in conformity with all applicable contractual commitments and all express and implied warranties, and INTEGRA does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to any reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of INTEGRA. No product manufactured, sold, leased, or delivered by INTEGRA is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. sec. 3(u) of the Disclosure
Schedule includes copies of the standard terms and conditions of sale or lease for INTEGRA (containing applicable guaranty, warranty, indemnity provisions).

       (v) PRODUCT LIABILITY. INTEGRA does not have any Liability (and, to its Knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased or delivered by INTEGRA.

       (w) EMPLOYEES. To the Knowledge of INTEGRA, except for the Non-Continuing Employees (as defined in sec. 6(b) below) no executive, key employee or group of employees of INTEGRA has any plans to terminate employment with ARDENT during the next 12 months. INTEGRA is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes within the past year. INTEGRA has not committed any unfair labor practice. INTEGRA has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of INTEGRA.

       (x)    EMPLOYEE BENEFITS.

              (i) sec. 3(x) of the Disclosure Schedule lists each Employee Benefit Plan that INTEGRA or any member of a Controlled Group of Corporations of which INTEGRA is a member ("INTEGRA Controlled Group Member") maintains or has ever maintained, has an obligation to contribute to or has any liability thereunder.

                     (A) Each such Employee Benefit Plan (and each related trust, insurance contract or fund) is administered in compliance with its terms and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws, rulings and other authority issued thereunder.

                     (B) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been timely filed or distributed appropriately with respect to each such Employee Benefit Plan as required by ERISA, the Code and other applicable law. The requirements of ERISA sec.sec. 601-609 and of Code sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                     (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each fund or trust established pursuant to the terms of an Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of INTEGRA. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                     (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code sec. 401(a) and has received, within the last two years, a favorable unrevoked determination letter from the Internal Revenue Service which determination letter may still be relied upon as to such tax qualified status, and no circumstances have occurred that would adversely affect the tax qualified status of any such Employee Pension Benefit Plan.

                     (E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination. Neither INTEGRA nor a INTEGRA Controlled Group Member has incurred any accumulated funding deficiency within the meaning of ERISA.

                     (F) INTEGRA has delivered to ARDENT correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

              (ii) With respect to each Employee Benefit Plan that INTEGRA or a INTEGRA Controlled Group Member maintains or ever has maintained or to which INTEGRA or a INTEGRA Controlled Group Member contributes, ever has contributed ever has been required to contribute:

                     (A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted or threatened.

                     (B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, arbitration, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened alleging any breach of the terms of any such Employee Benefit Plan or of any Fiduciary duties thereunder or violation of any applicable law with respect to any such Employee Benefit Plan. None of the Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of INTEGRA or of a INTEGRA Controlled Group Member has any Knowledge of any Basis for any such action, suit, proceeding, hearing or investigation.

                     (C) INTEGRA or a INTEGRA Controlled Group Member has not incurred, and none of the directors and officers (and employees with responsibility for employee benefits matters) of INTEGRA or of a INTEGRA Controlled Group Member has any reason to expect that INTEGRA or a INTEGRA Controlled Group Member will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability, as determined under ERISA sec.sec. 4201 et seq.) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

              (iii) INTEGRA or a INTEGRA Controlled Group Member does not contribute to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability, as determined under ERISA sec.sec. 4201 et seq.) under any Multiemployer Plan.

              (iv) INTEGRA or a INTEGRA Controlled Group Member does not maintain or ever has maintained or contributes, ever has contributed to, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with ERISA sec.sec. 601-609 and Code sec. 4980B).

              (v) Subject to applicable requirements of ERISA, neither any provision of any Employee Benefit Plan nor any agreement with any Employee nor any representation or course of conduct by or on behalf of INTEGRA or any INTEGRA Controlled Group Member would prevent the amendment or termination after the Closing Date of any Employee Benefit Plan without liability to INTEGRA or any INTEGRA Controlled Group Member.

              (vi) No Employee Benefit Plan is a "multiple employer welfare arrangement" within the meaning of ERISA sec. 3(40).

              (vii) With respect to any Employee Benefit Plans that is self-insured, no claims have been made pursuant to any such plan that have not yet been paid and no injury, sickness or other medical condition has been incurred with respect to which claims may be made pursuant to any such plan.

              (viii) Neither INTEGRA nor any INTEGRA Controlled Group Member maintains or has any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of Code sec. 501(c)(9) or other funding arrangement for the provision of welfare or fringe benefits.

       (y) GUARANTIES. INTEGRA is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

       (z)    ENVIRONMENT, HEALTH, AND SAFETY.

              (i) INTEGRA has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against INTEGRA alleging any failure so to comply. Without limiting the generality of the preceding sentence, INTEGRA has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health, and Safety Laws.

              (ii) INTEGRA does not have any Liability (and has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against INTEGRA giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

              (iii) All properties and equipment used in the business of INTEGRA have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

       (aa) CERTAIN BUSINESS RELATIONSHIPS WITH INTEGRA. None of the stockholders of INTEGRA or their Affiliates has been involved in any business arrangement or relationship with INTEGRA within the past 12 months other than being stockholders, investors, officers, or employees, and neither the Stockholders or their Affiliates own any asset, tangible or intangible, which is used in the business of INTEGRA.

       (bb) DISCLOSURE. The representations and warranties contained in this sec. 3, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this sec. 3 not misleading in light of the circumstances in which they were made.

       4. REPRESENTATIONS AND WARRANTIES OF ARDENT AND THE ACQUISITION SUB. Each of ARDENT and the Acquisition Sub represents and warrants to INTEGRA that the statements contained in this sec. 4 are correct and complete in all material respects as of the date of this Agreement.

       (a) ORGANIZATION. Each of ARDENT and the Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

       (b) AUTHORIZATION OF TRANSACTION. Each of ARDENT and the Acquisition Sub has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of ARDENT and the Acquisition Sub, enforceable in accordance with its terms and conditions.

       (c) NONCONTRAVENTION. To the Knowledge of ARDENT, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either ARDENT or the Acquisition Sub is subject or any provision of the certificate of incorporation or bylaws of either ARDENT or the Acquisition Sub or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either ARDENT or the Acquisition Sub is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

       (d) FINANCIAL STATEMENTS. ARDENT has filed a Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998 (the "Most Recent Fiscal Quarter End") and an Annual Report on Form 10-K for the fiscal year ended December 31, 1997. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of ARDENT and its Subsidiaries as of the indicated dates and the results of operations of ARDENT and its Subsidiaries for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments.

       (e) EVENTS SUBSEQUENT TO MOST RECENT FISCAL QUARTER END. Since the Most Recent Fiscal Quarter End, there has not been any material adverse change in the financial condition of ARDENT and its Subsidiaries taken as a whole.

       (f) PROJECTIONS. Attached as Exhibit 4(f) are the projections for revenues of ARDENT'S data warehouse business for the years 1998 through 2003 (the "Projections"). The Projections for the years 1998 through 2000 have been delivered to INTEGRA, have been prepared independently of the transactions contemplated hereby for purposes of ARDENT'S internal planning procedures and, to the Knowledge of ARDENT, are based upon commercially reasonable assumptions and objectives. The Projections for 2001 through 2003 merely assume growth rates in such business in those years which, to the Knowledge of ARDENT, are commercially reasonable.

       (g) PLANS. ARDENT currently plans to incorporate expeditiously the Dovetail Technology into its data warehouse products, to commercialize such technology in a manner designed to achieve the results contemplated in the Projections for 1998-2000, and to continue to commit significant attention and resources to the growth of its data warehouse business. It has no plans or intention to dispose of said business.

       5.     MATTERS AT THE CLOSING.

       (a) OBLIGATIONS OF INTEGRA AT THE CLOSING. At the Closing, INTEGRA shall deliver or cause to be delivered to ARDENT the following:

              (i) Noncompetition Agreements signed by certain stockholders of INTEGRA, satisfactory to ARDENT; and

              (ii)   An opinion of THT satisfactory to ARDENT.

       (b) OBLIGATIONS OF ARDENT AT THE CLOSING. At the Closing, ARDENT shall:

              (i) Pay the Dovetail Consideration as specified in sec. 2(d)(iii)(A) and (D);

              (ii) Cause to be delivered to INTEGRA an opinion of CHS satisfactory to INTEGRA; and

              (iii) Make employment offers to employees of INTEGRA other than the Non-Continuing Employees.

       6.     POST-CLOSING COVENANTS OF ARDENT.

       (a) PAYMENT OF INTEGRA INDEBTEDNESS. ARDENT shall, within three days following the Closing, cause INTEGRA'S indebtedness of $100,000 to Window to Wall Street to be paid in full.

       (b) SEVERANCE PAYMENTS. ARDENT shall cause INTEGRA to pay to its employees who are not to become employees of ARDENT (the "Non-continuing Employees") severance payments equal to one month's salary together with any unpaid salary and vacation pay accrued through the date of termination of employment by INTEGRA and to bear the costs for the first six months of any health benefits which such persons may be entitled to continue under COBRA.

       (c) COMMERCIALIZE DOVETAIL TECHNOLOGY. Following the Closing until the end of the Revenue Period, or if earlier, the assignment of the Patent as contemplated in (d) below, ARDENT shall devote reasonable management attention and financial and other resources to commercialize the Dovetail Technology and achieve the Projections, provided that ARDENT shall have no obligation to allocate funds or other resources thereto in a manner which, in its good faith judgment, is contrary to its commercial interest or sound business practice.

       (d) ASSIGNMENT OF PATENT. In the event ARDENT, prior to the end of the Revenue Period, ceases active efforts to develop or market the Dovetail Technology or products which incorporate such technology, it shall forthwith notify the Representatives and assign all rights to U.S. Patent number 5,727,158 (the "Patent"), together with the associated source code in the form existing on the date of such transfer, to such person or entity as may be designated in writing by the Representative. ARDENT shall not, directly or indirectly, retain any license or other interest therein, provided that any licenses or sublicenses thereto previously granted to users of ARDENT products (other than affiliates of ARDENT) shall remain in full force and effect. ARDENT acknowledges that, in the event of any such assignment, the Patent and associated source code has a de minimis value and, accordingly, ARDENT shall report the value thereof at not more than $10,000 for federal and state tax purposes. ARDENT shall not, following the Closing until the earlier of such assignment and the end of the Revenue Period, sell, license, assign, encumber or otherwise grant or transfer any interest in the Patent (including the associated source code as it exists from time to time) other than (i) to the designee of the Representatives in accordance herewith, (ii) in connection with a pledge of all or substantially all its assets to secure the repayment of monies borrowed in the ordinary course of business from institutional lenders, (iii) in connection with non-exclusive licenses to customers in the ordinary course of business and not constituting a disposition of all or substantially all the Dovetail Technology, (iv) pursuant to the following sentence, or (v) with the prior written consent of the Representatives, which shall not be unreasonably withheld. Notwithstanding the foregoing, ARDENT may transfer the Dovetail

Technology, including the Patent and related source code, to a third party in connection with any sale of all or substantially all its data warehouse business, provided that the acquiror has financial resources equal to or greater than ARDENT and agrees with the Representatives to assume the remaining obligations of ARDENT hereunder.

       7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION. The representations and warranties made in sec.sec. 3 and 4 above shall survive the Closing and indemnification shall be provided for misrepresentation or breach of warranty only to the extent specified below:

       (a) INTEGRA. The representations and warranties of INTEGRA in sec. 3 above shall survive the Closing, provided that (i) the sole remedy of ARDENT in respect of any misrepresentation or breach of warranty shall be to set off the amount of any damages, losses, costs and expenses in respect thereof against payment of any unpaid Merger Consideration, (ii) no such setoff shall be taken in respect of any matter unless ARDENT shall have given notice thereof in reasonable detail to the Representatives not later than June 30, 1999, (iii) the maximum aggregate amount which may be set-off hereunder shall be $750,000, and no amounts shall be set off unless the aggregate amount to be set off equals or exceeds $50,000 and (iv) ARDENT shall keep the Representatives advised from time to time of the status of the matter and, if it involves a legal or administrative proceeding or other third party claim, ARDENT shall defend against or settle such matter in a manner which would be reasonably prudent without regard to such set-off.

       (b) ARDENT AND THE ACQUISITION SUB. The representations and warranties of ARDENT and the Acquisition Sub in sec. 4 above shall survive the Closing and ARDENT shall indemnify the Stockholders from and against any damages, losses, cost and expenses incurred as a result of misrepresentation or breach of warranty in respect thereof, provided that (i) the Representatives shall have given ARDENT notice thereof in reasonable detail not later than June 30, 1999 and (ii) the maximum aggregate amount of any indemnification hereunder shall be $750,000, and there shall be no indemnification unless the aggregate amount thereof equals or exceeds $50,000.

       (c)    REPRESENTATIVES.

              (i) APPOINTMENT AND AUTHORITY. For purposes of this Agreement, the Stockholders have, by the approval of this Agreement in accordance with the DGCL, irrevocably consented to the appointment of each of Pamela
       A. Reid and Bradley W. Glaser (each, together with their respective permitted assigns, a "Representative" and together, the "Representatives," as applicable) to serve as the first representatives of the Stockholders and as the first attorneys-in-fact for and on behalf of each Stockholder, and the taking by the Representatives of any and all actions and the making of any decisions required or permitted to be taken by them under this Agreement, including, but not limited to, the exercise of the power to: (i) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any claims made under sec. 7 or otherwise hereunder ("Claims"), (ii) resolve any Claims, (iii) designate an entity as contemplated by sec. 6(c), (iv) take any action contemplated under sec. 2(f), and (v) take all other actions necessary in the judgment of the Representatives for the accomplishment of the foregoing and all of the other terms, conditions, and limitations of this Agreement. Any action taken by, or notice or instruction received from, the Representatives will be deemed to be an action by, or notice or instruction received from each and all of the Stockholders, and ARDENT may rely conclusively on any action taken by the Representatives as being authorized and approved by and duly taken on behalf of such stockholders. ARDENT will disregard any notice or instruction received from any Stockholder other than the Representatives with regards to this Agreement. The Representatives shall have unlimited authority and power to act on behalf of each Stockholder with respect to this Agreement and the disposition, settlement, or other handling of all Claims, notices, rights, or obligations arising under this Agreement so long as all Stockholders are treated in the same manner in respect of their proportional interests.

              (ii) RESIGNATION, DEATH, DISABILITY OR REMOVAL; SUCCESSORS. Either Representative may resign such position at any time, effective immediately upon written notice to ARDENT and the other Representative. In the event of the resignation, death or permanent disability of a Representative the remaining Representative (or if none remains at such time, ARDENT) shall deliver prompt written notice of such resignation, death or disability to the Stockholders. Promptly thereafter, a successor Representative shall be elected by a majority vote of the Stockholders, with each Stockholder having a vote equal to the number of his or her INTEGRA Shares held immediately prior to the Effective Time (a "Majority Vote"). In addition, the Stockholders may, at any time by Majority Vote, remove any Representative provided only that a successor Representative is simultaneously appointed. The Stockholders shall cause to be delivered to ARDENT and the remaining Representative prompt written notice of the election of a successor Representative and, if applicable, the removal of a Representative. Each successor Representative shall have all of the powers, authority, rights, and privileges conferred by this Agreement upon the original Representatives, and the term "Representative" as used herein shall be deemed to include any successor Representative.

              (iii) LIMITATION OF LIABILITY. Neither Representative shall suffer any liability or loss for any act performed or omitted to be performed by her or him, either singly or jointly with the other Representative, under this Agreement in the absence of adjudicated gross negligence or willful misconduct. Each of the Representatives may consult with counsel and other experts as may be reasonably necessary to advise her or him with respect to her or his rights and obligations hereunder and shall be fully protected by any act taken, suffered, permitted, or omitted in good faith in accordance with the advice of such counsel or experts. The Representatives shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents or securities now or hereafter delivered hereunder, or of any endorsement thereof or for any lack of endorsement thereon, or for any description therein, nor shall they be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement, and each Representative shall be fully protected in relying upon any written notice, demand, certificate or document which she or he, in good faith, believes to be genuine.

       (iv) SALARY; INDEMNIFICATION. Each Representative shall be entitled to a salary of $2,500 per annum, payable quarterly in advance on July 1, October 1, January 1 and April 1 of each year during the period from the date hereof until December 31, 2003. In addition, each Representative shall be entitled to special compensation at a rate of $50 per hour for any non-administrative activities performed with respect to this Agreement, such as conducting an audit, involvement with litigation or arbitration or facilitating the assignment of the Patent as contemplated in the first sentence of sec. 6(d). Clear and detailed accounts of any such non-administrative activities shall be maintained by the Representatives. Each Representative shall also be entitled to be reimbursed for any liabilities of, or other amounts due from, such Representative hereunder or in respect of her or his services as such and for her or his reasonable out-of-pocket expenses and the reasonable fees and disbursements of counsel. Such salary, special compensation and reimbursement shall be made from the Stockholders' Fund or, if amounts in such fund are insufficient, by ARDENT promptly after written request therefor, but in any event not more than 20 days after such request. ARDENT shall be entitled to set-off the amount of such payments actually made against unpaid Merger Consideration, if any. Notwithstanding the foregoing, ARDENT shall not be required at any time to be out-of-pocket by more than $25,000 as the result of such payments.

              (v) DISTRIBUTION OF STOCKHOLDERS' FUND. The Stockholders' Fund shall be distributed by the Representatives to the Stockholders in the respective portions set forth in Exhibit 2(d)(iii) on or before the earlier of July 1, 2004 and the date that the Patent is assigned in accordance with the first sentence of sec. 6(d); provided that, in the event that any audit, litigation or arbitration is pending at such earlier date with respect to this Agreement or the transactions contemplated hereby, the

       Stockholders' Fund shall be retained until six-months after the resolution of such audit, litigation or arbitration.

       8.     MISCELLANEOUS.

       (a) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

       (b) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Except as specifically provided herein, no Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

       (c) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

       (d) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

       (e) NOTICES. All notices, requests, demands, claims and other communications hereunder will be in writing, and any notice, request, demand, claim or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to ARDENT:
              ARDENT Software, Inc.   COPY TO: Choate, Hall & Stewart
              50 Washington Street             Exchange Place
              Westboro, MA 01581-1021          53 State Street
              Attn:  James K. Walsh            Boston, MA  02109
                                               Attn:  Richard N. Hoehn, Esq.

If to the
REPRESENTATIVES:
                 Pamela A. Reid        COPY TO: Testa, Hurwitz & Thibeault, LLP
                 313 Oakland Street             125 High Street
                 Wellesley, MA  02181           Boston, MA  02110
                                                Attn: Michael A. Conza, Esq.
                 Bradley W. Glaser
                 539 Concord Road
                 Sudbury, MA  01776

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

       (f) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       (g) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

       (h) ARBITRATION. All controversies or claims arising among the Parties (or their respective successors or permitted assigns) hereunder which are not resolved within thirty days after either party notifies the other in writing of the controversy or claim shall be submitted for arbitration on demand of either ARDENT or the Representatives. Such arbitration proceedings will be conducted in Boston, Massachusetts and, except as otherwise provided in this Agreement, will be conducted in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. There shall be one arbitrator chosen in accordance with the standard procedures of such association. The arbitrator will have the right to award or include in the award any relief which the arbitrator deems proper in the circumstances, including, but not limited to, money damages, interest on unpaid amounts, specific performance and other injunctive relief and reimbursement of arbitration costs. The award and decision of the arbitrator will be conclusive and binding, and judgment on the award may be entered in any court of competent jurisdiction. Each party hereto, for itself and its respective successors and permitted assigns (the stockholders of INTEGRA and the Representatives shall be deemed parties for purposes hereof), acknowledges that any arbitration award may be enforced in a court of competent jurisdiction and waives any right to contest the validity or enforceability of such award.

       (i) THIRD PARTY BENEFICIARIES. The provisions of sec. 6(a) above are made for the benefit of Window to Wall Street and the provisions of sec.6(b) above are made for the benefit of the Non-continuing Employees; such provisions shall survive the consummation of the Merger, shall be binding on all successors and assigns of ARDENT and shall be enforceable by Window to Wall Street, with respect to sec. 6(a), and the Non-continuing Employees, with respect to sec. 6(b). The other covenants and the representations and warranties of ARDENT and related provisions hereof are made for the benefit of the Stockholders. Such provisions shall survive the consummation of the Merger (subject to sec. 7(b) above), shall be binding on all successors and assigns of ARDENT, and shall be enforceable by the Representatives on behalf of the Stockholders.

       IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal as of the date first above written.

                    ARDENT SOFTWARE, INC.



                           /s/ James K. Walsh
                    --------------------------------------
                    By:    James K. Walsh
                    Title: Vice President, General Counsel



                    DOVETAIL ACQUISITION CORP.


                           /s/ James K. Walsh
                    --------------------------------------
                    By:    James K. Walsh
                    Title: Vice President, General Counsel



                    INTEGRASOFT, INC.


                           /s/  Pamela A. Reid
                    --------------------------------------
                    By:    Pamela A. Reid
                    Title: Chief Executive Officer

                                   APPENDIX I
                TO AGREEMENT OF MERGER DATED AS OF JUNE 4, 1998
                   AMONG ARDENT, ACQUISITION SUB AND INTEGRA


                             CERTAIN DEFINED TERMS


       "ADDITIONAL CONSIDERATION" has the meaning set forth in sec. 2(e).

       "AFFILIATES" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

       "AFFILIATED GROUP" means any affiliated group within the meaning of Code sec. 1504(a).

       "ACQUISITION SUB" has the meaning set forth in the preface.

       "ARDENT" has the meaning set forth in the preface.

       "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

       "CERTIFICATE OF MERGER" has the meaning set forth in sec. 2(b).

       "CLAIMS" has the meaning set forth in sec. 7(c)(i)

       "CLOSING" has the meaning set forth in sec. 2(b).

       "CLOSING DATE" has the meaning set forth in sec. 2(b).

       "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

       "CODE" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

       "CONTROLLED GROUP OF CORPORATIONS" means members of a controlled group of corporations, trades or businesses which are under common control, or affiliated service groups, within the meaning set forth in Code sec.sec. 414(b), (c), and
(m), respectively, and as further provided in Code sec. 414(o).

       "DELAWARE GENERAL CORPORATION LAW" means Title 8, Chapter 1, of the Delaware Code, as amended.

       "DISCLOSURE SCHEDULE" has the meaning set forth in sec. 3.

       "DOVETAIL ACQUISITION CORP." has the meaning set forth in the preface.

       "DOVETAIL CONSIDERATION" has the meaning set forth in sec. 2(c)(v).

       "EFFECTIVE TIME" has the meaning set forth in sec. 2(c)(i).

       "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

       "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA sec. 3(2) and the regulations promulgated thereunder.

       "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA sec. 3(1) and the regulations promulgated thereunder.

       "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

       "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set forth in sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

       "FIDUCIARY" has the meaning set forth in ERISA sec. 3(21).

       "FINANCIAL STATEMENTS" has the meaning set forth in sec. 3(g).

       "GAAP" means United States generally accepted accounting principles as in effect from time to time.

       "INTEGRA" has the meaning set forth in the preface.

       "INTEGRA CONTROLLED GROUP MEMBER" has the meaning set forth in sec. 3(x)(i).

       "INTEGRA SHARES" means any share of the Common Stock, no par value per share, of INTEGRA.

       "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

       "KNOWLEDGE" means actual knowledge.

       "LIABILITIES" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

       "MAJORITY VOTE" has the meaning set forth in sec. 7(c)(ii).

       "MERGER" has the meaning set forth in sec. 2(a).

       "MERGER CONSIDERATION" has the meaning set forth in sec. 2(c)(v).

       "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

       "MOST RECENT FISCAL MONTH END" has the meaning set forth in sec. 3(g).

       "MOST RECENT FISCAL QUARTER END" has the meaning set forth in sec. 4(d).

       "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in sec.
3(g).

       "MOST RECENT FISCAL YEAR END" has the meaning set forth in sec. 3(g).

       "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA sec. 3(37).

       "NON-CONTINUING EMPLOYEES" has the meaning set forth in sec. 6(b).

       "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

       "PARTIES" has the meaning set forth in the preface.

       "PBGC" means the Pension Benefit Guaranty Corporation.

       "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

       "PRODUCT REVENUES" has the meaning set forth in sec. 2(d)(ii).

       "PROHIBITED TRANSACTION" has the meaning set forth in ERISA sec. 406 and Code sec. 4975.

       "PUBLIC REPORTS" has the meaning set forth in sec. 4(d).

       "QUALIFIED PLAN" has the meaning set forth under sec. 401(a) of the Code.

       "REPORTABLE EVENT" has the meaning set forth in ERISA sec. 4043.

       "REPRESENTATIVE" has the meaning set forth in sec. 6(c).

       "REVENUE PERIOD" has the meaning set forth in sec. 2(d)(ii).

       "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN (a) mechanic's, materialman's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money. "Stockholders" has the meaning set forth in the preface.

       "STOCKHOLDERS' FUND" has the meaning set forth in sec. 2(d)(iii)(D).

       "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

       "SURVIVING CORPORATION" has the meaning set forth in sec. 2(a).

       "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

       "TAX RETURNS" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.